CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 15 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated November 20, 2000, relating to the financial statements and financial highlights appearing in the September 30, 2000 Annual Reports to Shareholders of Liberty Young Investor Fund, SR&F Growth Investor Portfolio, Liberty Growth Stock Fund and SR&F Growth Stock Portfolio, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the heading "Independent Accountants" in the Statements of Additional Information.

PricewaterhouseCoopers LLP
Boston, Massachusetts
January 25, 2001